SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2006
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     At a meeting of the Compensation Committee of the Board of Directors of Layne Christensen Company (the “Company”), held on May 15, 2006, the Committee set goals for certain executive officers of the Company to qualify for a bonus under the Company’s Executive Incentive Compensation Plan (the “Plan”) for the fiscal year ended January 31, 2007. Awards under the Plan for the fiscal year ended January 31, 2007 will consist of an objective component and a subjective component. The objective component will make up 70% of the award, with 35% based on the achievement of a set net income goal and 35% based on the achievement of a set goal for the return on net assets of the Company. The objective award for the division presidents will be weighted the same, but will be based on the achievement of set goals for the earnings before interest and taxes (EBIT) of their respective division and return on assets of their respective division. This replaces the previously reported goal for the earnings per share of the Company. The subjective component will make up 30% of each award and is based on criteria determined by the Board of Directors for Mr. Andrew B. Schmitt, the Company’s President and Chief Executive Officer, and by Mr. Schmitt as to each of the other executive officers in the Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: May 19, 2006	By:	/s/ A. B. Schmitt
		Name:	Andrew B. Schmitt
		Title:	President and Chief Executive Officer